                                                                                   Exhibit 12.01


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                           NORTHERN STATES POWER COMPANY AND SUBSIDIARY COMPANIES
                                          STATEMENT OF COMPUTATION OF
                                    RATIO OF EARNINGS TO FIXED CHARGES





                                      1995        1994         1993         1992         1991
                                                   (Thousands of dollars)
Earnings
  Income from continuing
  operations before accounting
  change                          $275,795    $243,475     $211,740     $160,928     $207,012
Add
  Taxes based on income (1)
    Federal income taxes           142,492     112,611       99,952       71,549       75,905
    State income taxes              34,988      35,746       28,076       19,148       22,209
    Deferred income taxes-net      (11,076)     (6,100)      12,256        5,185       26,506
    Tax credits - net              (14,409)    (13,049)      (9,544)      (9,708)      (9,189)
    Foreign income taxes               233         219
  Fixed charges                    133,328     115,083      113,562      109,888      110,146
Deduct
  Undistributed equity in
    earnings of unconsolidated
    investees                       41,870      23,588        1,142        1,006            0
       Earnings                   $519,481    $464,397     $454,900     $355,984     $432,589


Fixed charges
  Interest charges per
    statement of income           $133,328    $115,083     $113,562     $109,888     $110,146


Ratio of earnings to fixed
  charges                              3.9         4.0          4.0          3.2          3.9




(1) Includes income taxes included in Other Income (Expense).

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